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                                                                    EXHIBIT 4.15

                             PRIVATE & CONFIDENTIAL

30 November 2001


Mr Harry H. Davoody
4401 Freemont Lane
Plano, TX75093


Dear Harry,

LETTER OF APPOINTMENT

1. We are pleased to appoint you as the PRESIDENT & CHIEF EXECUTIVE OFFICER OF ST ASSEMBLY TEST SERVICES LTD (THE 'COMPANY'). You will be responsible to the Board of Directors for the overall profitability and growth of the company.


2.   REMUNERATION

     a. Your will receive an annual base salary of US$300,000. Your service grade is G3.

     b. Performance and salary review will be conducted annually on or about 1 July each year. Annual salary increments are based on individual and company performances, in accordance with the policies approved by the Company's Executive Resource and Compensation Committee (ERCC) form time to time.

     c. Please note that salary and bonus payments are made based on individual merits and should therefore be kept strictly confidential.

     d. As G3 staff, your salary and other special terms will be administered personally by Cheo Hock Kuan (Ms), Secretary ERCC.


3.   OTHER GENERAL TERMS AND CONDITIONS

     Other general terms and conditions of your service are as described in ANNEX 1 attached.


4.   SPECIAL TERMS AND CONDITIONS

     Specific terms and conditions for your employment on a personal-to-holder basis are as described in ANNEX 2 attached.
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5.   ACCEPTANCE OF OFFER

     If you accept this offer of appointment, please sign and return the following to me:

     a.   Duplicate copy of this letter;
     b.   1 copy of Personal Particulars Form (include 2 passport photographs);
     c.   1 copy of Employees' Declaration and Undertaking;
     d.   1 copy of Bank Authorisation Form;
     e.   1 copy of Insurance Nominee Form.


6.   I look forward to welcoming you to STATS.



Yours sincerely,


/s/ Ho Ching
HO CHING
CHAIRMAN ERCC

cc
Cheo Hock Kuan (Ms)
Secretary ERCC

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I, Harry H. Davoody , NRIC /Passport No. US Passport # 131946624, having read and understood the terms and conditions in the Letter of Appointment, hereby accept the appointment on these terms and conditions, and confirm that I shall commence work on early January 2002.


/s/ Harry H. Davoody                           December 4th, 2001
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        Signature                                     Date

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If you decline this offer, please return to us this letter and all enclosures.
If we do not hear from you within 2 weeks, this offer will lapse.
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                             PRIVATE & CONFIDENTIAL

     ANNEX 1 - GENERAL TERMS AND CONDITIONS OF SERVICE FOR G1 STAFF & ABOVE


1.   GENERAL TERMS & CONDITIONS OF SERVICE

     1.1. You shall not at any time during your service with the Company either directly or indirectly (without prior written consent from the Company) engage or interest yourself, whether for reward or gratuitously, in any work or business other than related to your duties in the Company.

     1.2. You shall devote with the whole of your time, knowledge, skill and attention in the performance of your duties in the Company, and attend at the premises where you shall from time to time be posted by the Company on such days including, if the exigencies of the work so require, on Sunday and public holidays and at such hours as may be required.

     1.3. You shall enjoy all other standard benefits and be subject to all conditions applicable to executives under your job grade.

     1.4. The Company reserves the right to vary the terms and conditions of service based on business needs from time to time.

     1.5. You will abide by the terms and conditions of service, the rates, regulations and procedures as may be laid down by the Company from time to time and the laws of the Republic of Singapore.


2.   WORKING HOURS

     2.1  Your working hours will be as per company policy.

     2.2 As a senior executive staff, you are expected to work beyond normal hours based on the exigencies of service without overtime claims.


3.   LEAVE

     3.1 You shall be eligible for 21 days of paid leave each year. Your leave administration will be as per the company's policy.
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4.   EMPLOYEE BENEFITS PROGRAM

     4.1 We have put in place a flexible benefits program for our senior employees. This program allows for freedom and flexibility to put together the benefit package which best suits your needs and that of your immediate family at different stages of your career. The flexible benefits brochure together with the enrolment instructions will be forwarded to you upon your acceptance of the appointment.


5.   CONFIDENTIALITY & SECRECY

     5.1 During the continuance of your employment with the Company and at all times after the termination of your employment from any cause whatsoever, you shall not directly or indirectly disclose, divulge, authorise or permit to be disclosed to anyone not properly entitled thereto any trade secrets, know-how and any confidential information relating to the business or financial conditions of the Company.


6.   TERMINATION OF SERVICE

     6.1 Termination can only be effected in writing by either party, without giving any reasons, by giving 3 months notice or the payment of a sum equivalent to 3 months' salary in lieu of notice.

     6.2 All staff benefits shall cease after the last day of service. Any money due and owing under any staff loan scheme, scholarships, bonds or otherwise payable by you to the Company must be settled before the last day of service. The Company reserves the right to offset any outstanding sum from the balance of money payable by the company to you.

     6.3 Notwithstanding conditions above, the Company reserves the right at all times to terminate your services forthwith if you should be guilty of misdemeanor, misconduct, negligence or breach of any of the terms of this offer or any other existing terms and conditions of service, rule or regulation laid down by the Company from time to time for all members of its staff.
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                             PRIVATE & CONFIDENTIAL


                     ANNEX 2 - SPECIAL TERMS AND CONDITIONS
                               (HARRY H. DAVOODY)


1.   SHARE OPTION

     1.1 It will be recommended to the ERCC that you be granted an option to purchase 4,000,000 Ordinary shares in the Employee Share Option Scheme
          (ESOS). The options granted will be priced at the fair market price on the day of your commencement with STATS. The fair market price computation will be as specified in the ESOS.

     1.2  The vesting period will be as follows:

          (a) For the first 1,500,000 shares, the vesting period will be vested over 5 years as per the ESOS policy.

          (b) For the second 1,500,000 shares, you will be allowed to vest them when the company's share price reaches S$3.60 for a continuous period of 20 days.

          (c) For the final 1,000,000 shares, you will be allowed to vest them when the company's share prices reaches S$6.00 per share for a continuous period of 20 days.

     1.3 Additional grants are planned on annual basis, based upon individual and company performance.

     1.4  Other terms and conditions will be governed by the ESOS.


2.   GUARANTEED BONUS

For the financial years ending December 2002 and 2003, you will receive a guaranteed bonus of US$300,000 on a pro-rated basis to the length of service.


3.   PERFORMANCE INCENTIVE

     3.1 You will be eligible to participate in the EVA-Based Incentive Plan from year 2002 onwards. For year 2002 and 2003, your EVA based incentive will be the summation of X & Y as given below:

          X (a % of EVA sharing)                               0/59%
          Y (a% of EVA improvement sharing )                   1.77%
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     3.2  The computation and the payout of the EVA incentives will be governed by the EVA Based Incentive Policy as attached.

     3.3 The above sharing plan will remain unchanged for 2002 and 2003 unless ERCC decides otherwise. You will be informed of any change at the start of each subsequent year.

     3.4 In addition, you will also be eligible to participate in the Performance Target Bonus which has a maximum of 2 1/2 months equivalent of bonus for achieving pre-determined targets aiming at organization and people development among other business targets for the year.


4.   CAR BENEFITS AND EXPENSES

     4.1 The company will provide you with a grant of S$230,000 over six(6) years for purchase of a car under the Hold-In-Trust Scheme that is administered by Ms Cheo Hock Kuan, Secretary ERCC.

     4.2 You will be given a fixed monthly car maintenance allowance of S$2,000. This is to help defray the cost of general maintenance and running expenses of your vehicle. It will cover transport expenses incurred in the course of official business and you will not be eligible to claim for any reimbursement of mileage.

     4.3  You will also receive a fixed monthly driver allowance of S$2,400.


5.   CLUB MEMBERSHIP

     5.1  You will be provided with the American Club Membership.

     5.2 The Company will also reimburse the monthly subscription of the club membership.


6.   HOUSE ALLOWANCE

     6.1  You will be provided with a monthly housing allowance of S$15,000.


7.   HOME LEAVE

     7.1 Following every twelve months of service, you will be eligible for travel expenses to and from your home country. The travel expenses will include air travel fare for yourself and your family members at business class round trip direct from Singapore to your home country.
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8.   RELOCATION AND SETTLING IN ALLOWANCES

     8.1 The Company will reimburse you for your relocation expenses up to a maximum of S$20,000.

     8.2  You will also receive a settling in allowance of S$25,000.


9.   TAX EQUALIZATION

     9.1 You will pay no more and no less income tax than if you would have paid had you remain in US. The Company will absorb any excess tax burden arising including any further income tax on the account of tax equalization.


10.  DEPENDENTS' EDUCATION

     10.1 The company will reimburse the school fees and transportation fees (up to a maximum of 3 children) for executive's whose children attend school (from kindergarten through high school).